Exhibit 99.1

NEWS RELEASE
NEWS RELEASE
NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ANNOUNCES TENDER OFFERS USING UP TO $1 BILLION OF GOLF SALE PROCEEDS TO REPURCHASE OUTSTANDING PUBLIC DEBT

Deerfield, Illinois, July 28, 2011 — In connection with its proposed plan to separate its businesses, Fortune Brands, Inc. (NYSE: FO) today announced the details of its initiative to reduce debt and further strengthen the capital structures of its Beam and Home & Security businesses. The tender offers for outstanding notes, detailed below, will use up to $1 billion of the anticipated net proceeds from the sale of the company’s Acushnet Company golf business, which is expected to close in the coming days.

Details of the Tender Offers

Fortune Brands is announcing the commencement of tender offers for up to an aggregate purchase price of $1 billion of its outstanding notes. The total outstanding principal amount of the notes included in the offers is approximately $2.5 billion. Fortune Brands will conduct the offers in accordance with terms and conditions described in its Offer to Purchase dated July 28, 2011. Each offer will expire at 11:59 p.m. New York City time on August 24, 2011, unless extended or terminated earlier (the “Expiration Date”).

Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Early Tender Payment (a)
5.375% Notes due 2016	349631AL5	$950,000,000	1(b)	90	1.5% due June 30, 2016	$30.00

8.625% Debentures due 2021	349631AD3	$90,986,000	2	210	3.125% due May 15, 2021	$30.00

7.875% Debentures due 2023	349631AE1	$150,000,000	3	230	3.125% due May 15, 2021	$30.00

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FORTUNE BRANDS ANNOUNCES TENDER OFFERS USING UP TO $1 BILLION OF GOLF SALE PROCEEDS TO REPURCHASE OUTSTANDING PUBLIC DEBT, PAGE 2

4.875% Notes due 2013	349631AK7	$300,000,000	4	100	0.375% due June 30, 2013	$30.00

6.375% Notes due 2014	349631AP6	$500,000,000	5	90	0.625% due July 15, 2014	$30.00

6.625% Debentures due 2028	349631AG6	$200,000,000	6	185	4.75% due February 15, 2041	$30.00

5.875% Notes due 2036	349631AN1	$300,000,000	7	185	4.75% due February 15, 2041	$30.00

(a)	Per $1,000 principal amount of Notes tendered at or before the Early Tender Date and accepted for purchase.
(b)	Subject to a limit of $500 million principal amount.

The aggregate purchase price of notes that may be purchased in the offers is $1 billion (the “Maximum Amount”). To the extent the aggregate purchase price of notes tendered and not withdrawn pursuant to the offer exceeds the Maximum Amount, Fortune Brands will accept notes for purchase based on the priority level and in the manner described in the Offer to Purchase. In addition, the aggregate principal amount of 5.375% Notes due 2016 that may be purchased in the offer will not exceed $500 million. To the extent the aggregate principal amount of 5.375% Notes due 2016 tendered and not withdrawn pursuant to the offer exceeds this sublimit, Fortune Brands will accept 5.375% Notes due 2016 for purchase on a pro rata basis in the manner described in the Offer to Purchase. The offers are subject to various conditions, including the sale of Fortune Brands’ Golf business.

The Total Consideration for each $1,000 principal amount of notes tendered pursuant to each of the offers will be equal to the price that results in a yield to maturity equal to (1) the yield to maturity on the applicable U.S. Treasury Reference Security identified in the list above, as determined at 11 a.m. New York City time on August 22, 2011, plus (2) the fixed spread, listed above, for the applicable series of notes. Holders of notes that are validly tendered and not validly withdrawn at or before the Early Tender Date of 5:00 p.m. New York City time on August 10, 2011 will receive the Total Consideration for their notes that are accepted for purchase, which includes an Early Tender Payment of $30 per $1,000 principal amount of notes accepted for purchase. Holders of notes that are validly tendered after the Early Tender Date and at or before the Expiration Date will not receive the Early Tender Payment. Holders who tender notes can withdraw

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FORTUNE BRANDS ANNOUNCES TENDER OFFERS USING UP TO $1 BILLION OF GOLF SALE PROCEEDS TO REPURCHASE OUTSTANDING PUBLIC DEBT, PAGE 3

tenders at or before the Withdrawal Deadline of 5:00 p.m. New York City time on August 10, 2011, but not thereafter. Holders who tender notes after the Withdrawal Deadline cannot withdraw their tenders.

In addition to any consideration received, holders who tender notes that are accepted for payment in the offers will be paid any accrued and unpaid interest calculated up to but not including the settlement date. The settlement date is expected to be August 25, 2011, which is one day after the Expiration Date or promptly thereafter.

Barclays Capital Inc. and J.P. Morgan Securities LLC are the Lead Dealer Managers for the offers. D.F. King & Co., Inc. is the Information Agent and Depositary for the offers. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated July 28, 2011, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Barclays Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 848-3416 (toll-free) or (212) 269-5550 (collect).

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company. Its operating companies have premier brands and leading market positions in distilled spirits, home and security, and golf products. The major spirits brands of Beam Global Spirits & Wine, Inc. include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Cruzan rum, Teacher’s and Laphroaig Scotch, EFFEN vodka, Skinnygirl margarita and DeKuyper cordials. The brands of Fortune Brands Home & Security LLC include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock security products and Waterloo storage and organization products. Acushnet Company’s golf brands include Titleist and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

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Forward-Looking Statements

This press release contains statements relating to future events, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

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Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. In addition to final Board authorization, the potential separation of Fortune Brands’ companies will also be subject to the receipt of a number of customary regulatory approvals and/or rulings, the execution of intercompany agreements and finalization of other related matters. There can be no assurance that any of the proposed transactions will be completed as anticipated or at all.

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